EXHIBIT 10.16

QUANEX CORPORATION

[STOCK-][CASH-]SETTLED
STOCK APPRECIATION RIGHT AGREEMENT

<<Full Name>>
Grantee

Date of Grant:	<< >>

Total Number of Shares Relating to the SARs Granted:	<< >>

Grant Price per Share
(the Grant Price per Share is equal to the last per share sales price of the common stock of Quanex Corporation for the Date of Grant and, if the stock was not traded on the Date of Grant, the first trading day immediately preceding the Date of Grant, as reported in the New York Stock Exchange Composite Transactions)

<<$ >>

Expiration Date:	<< >>

General Vesting Schedule:

[100% exercisable on the [first][second][third] anniversary of the Date of Grant. 0% exercisable prior to the [first][second][third] anniversary of the Date of Grant.]

[3 years, with vesting in installments of 33 1/3% on the anniversary date of the Date of Grant in each of the years                 ,                    and               .]

The following terms and conditions are applicable to a stock appreciation right (a “SAR”) granted pursuant to the Quanex Corporation 2006 Omnibus Incentive Plan (the “Plan”) and are incorporated as part of the Stock Appreciation Right Agreement setting forth the terms of such SAR (the “Agreement”).

1.                                      GRANT OF STOCK APPRECIATION RIGHT  The Compensation Committee of the Board of Directors of Quanex Corporation, a Delaware corporation (the “Company”), pursuant to the Quanex Corporation 2006 Omnibus Incentive Plan (the “Plan”), hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a stock appreciation right (“SAR”) that entitles you to receive, upon exercise hereof, [the number of shares of the Company’s common stock][cash payment(s) from the Company in an amount] determined by multiplying the excess of the Fair Market Value of a share of the Company’s common stock on the date of exercise over the Grant Price per share set forth above by the number of shares of the Company’s common stock with respect to which the SAR is exercised[ and dividing the resulting product by the Fair Market Value of a share of

Employee
[Cliff Vesting]—[Graded Vesting]
[Stock Settled]—[Cash Settled]

the Company’s common stock on the date of exercise]. The SAR is exercisable in installments in accordance with the Vesting Schedule set forth above by giving written notice to the Company as specified in this Agreement. To the extent not exercised, installments shall be cumulative and may be exercised in whole or in part until the SAR terminates. The SAR may not be exercised after the Expiration Date, or the applicable date following your termination of employment specified in this Agreement.

2.                                      TERMINATION OF EMPLOYMENT. The following provisions will apply if your employment with the Company and all Affiliates of the Company (collectively, the “Company Group”) terminates before the Expiration Date set forth in this Agreement:

2.1           Generally. If your employment with the Company Group terminates before the Expiration Date for any reason other than one of the reasons described in Sections 2.2 or 2.3 below, all of your rights in the SAR shall terminate and become null and void on the earlier of the Expiration Date or 90 days after the date your employment with the Company Group terminates. Except as specified in Sections 2.2 or 2.3 below, if your employment with the Company Group terminates for any reason, the SAR shall not continue to vest after such termination of employment.

2.2           Retirement or Disability. If your employment with the Company Group terminates due to your Retirement or Disability, then your rights under the SAR that have not then vested shall vest on the effective date of your Retirement or termination of employment due to Disability. All of your rights in the SAR shall terminate and become null and void on the earlier of the Expiration Date or three (3) years after the date your employment with the Company Group terminates as a result of Retirement or a Disability  For purposes of this Section, the term “Retirement” means the voluntary termination of your employment relationship with the Company Group on or after the date on which (a) you are age 65 or (b) you are age 55 and have five years of service with the Company Group.

2.3           Death. If your employment with the Company Group terminates due to your death, then your rights under the SAR that have not then vested shall vest on the date of your death. All rights in the SAR shall terminate and become null and void on the earlier of the Expiration Date or three (3) years after the date of your death. After your death, your executors, administrators or any person or persons to whom your SAR may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the SAR to exercise the SAR.

3.                                      EXERCISE. Subject to the terms and provisions of the Plan and this Agreement, the SAR may be exercised in whole or in part from time to time by the delivery of timely written notice personally delivered or sent by first class mail or facsimile transmission to the attention of the General Counsel or Chief Financial Officer of the Company stating (1) the date you wish to exercise such SAR, (2) the number of shares of Stock with respect to which the SAR is to be exercised and (3) the [address or account][address] to which [the shares of the Company’s common stock][any payment], less any applicable withholding, should be mailed[ or transmitted]. Notice under this paragraph shall be addressed as follows:  ATTN: General Counsel and/or Chief Financial Officer, Quanex Corporation, 1900 West Loop South, Suite 1500, Houston, Texas 77027 or 713.439.1016 (if via facsimile transmission). The Company may provide a delegate to receive such notice or alternate procedures for complying with the exercise and notice requirements of this section. The exercise date shall be the later of the date specified in such notice or the date such notice is actually received by the Company or its delegate.

4.                                      TAX WITHHOLDING. To the extent that the receipt of the SAR or this Agreement, the vesting of the SAR or the exercise of the SAR results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company Group has a withholding obligation, you shall deliver to the Company at the time of such receipt, vesting or exercise, as the case may be, such amount of money as the Company Group may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company Group is authorized to withhold from the [shares][payment] subject to the SAR or from any cash or stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation based on the last per share sales price of the common stock of the Company for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.

5.                                      NONTRANSFERABILITY. Except as specified in this Agreement, the SAR and the Agreement are not transferable or assignable by you other than by will or the laws of descent and distribution, and shall be exercisable during your lifetime only by you. You may transfer this SAR to a member or members of your immediate family, a trust under which your immediate family members are the only beneficiaries and a partnership of which your immediate family members are the only partners. For this purpose, “immediate family” means your spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption. Notwithstanding any other provision of this Agreement, such a transferee of the SAR granted under this Agreement may exercise the SAR during your lifetime. None of the Company, its employees or directors makes any representations or guarantees concerning the tax consequences associated with the inclusion of this provision in this Agreement, your transfer of the SAR granted under this Agreement or the transferee’s exercise of the SAR. It is your sole responsibility to seek advice from your own tax advisors concerning those tax consequences. You are entitled to rely upon only the tax advice of his own tax advisors.

6.                                      CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the SAR shall not affect in any way the right or power of the Company or any company the stock of which is issued pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

7.                                      EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

8.                                      NO RIGHTS AS A STOCKHOLDER. You shall not have any rights as a stockholder of the Company with respect to any shares of common stock relating to the SAR[ until the date of the issuance of the shares following exercise of the SAR pursuant to this Agreement and the payment of any required withholding].

9.                                      NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any of its Affiliates or guarantee the right to remain employed by the Company or any of its Affiliates for any specified term.

10.                               [SECURITIES ACT LEGEND. If you are or become an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with such Act and all applicable rules thereunder.]

11.                               LIMIT OF LIABILITY. Under no circumstances will the Company Group be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

12.                               MISCELLANEOUS. This Agreement and the SAR are awarded pursuant to and are subject to all of the provisions of the Plan, which are incorporated by reference herein, including all amendments to the Plan, if any. If there is a conflict between this Agreement and the Plan provisions, the Plan provisions will control. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan.

By your acceptance of the SAR, you agree that the SAR is granted under, governed by and subject to the terms of the Plan and this Agreement.

QUANEX CORPORATION

Raymond Jean – Chief Executive Officer